EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ACROPOLIS INFRASTRUCTURE ACQUISITION CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

Acropolis Infrastructure Acquisition Corp. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY THAT:

1.	Article IX of the certificate of incorporation of the Corporation as heretofore in effect is hereby amended by:
(a)	adding the following words to the end of the second sentence of Section 9.1(b) thereof:

“, or such earlier date as determined by the Board in its sole and absolute discretion.”

(b)	adding the following words immediately prior to the words “, the Corporation shall” that are set forth in Section 9.2(d) thereof:

“, or such earlier date as determined by the Board in its sole and absolute discretion”

(c)	adding the following words immediately prior to the words “, the Public Stockholders shall” that are set forth in Section 9.7 thereof:

“, or such earlier date as determined by the Board in its sole and absolute discretion”

2.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 23rd day of June, 2023.

ACROPOLIS INFRASTRUCTURE ACQUISITION CORP.

By:	/s/ James Crossen
	Name:	James Crossen
	Title:	Chief Financial Officer